Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the 2019 Omnibus Employee Incentive Plan of Voya Financial, Inc. of our report dated February 22, 2022, with respect to the consolidated financial statements of Voya Financial Inc. and our report dated February 22, 2022, with respect to the effectiveness of internal control over financial reporting of Voya Financial Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

January 26, 2023